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                                                                    EXHIBIT 11.1

                        International Electronics, Inc.
                   Calculation of Net Income (Loss) Per Share

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                                                          Three months ended                Nine months ended
                                                          ------------------                ------------------
                                                     May 31, 1997     May 31, 1996     May 31, 1997     May 31, 1996
                                                  ------------------  ------------  ------------------  ------------
PRIMARY NET INCOME (LOSS) PER SHARE
-----------------------------------
Weighted average common and equivalent shares:
Common stock                                               1,492,551    1,475,851           1,492,524      1,439,272
Common equivalent shares resulting
from dilutive stock options and
warrants (treasury stock method
using the average market price)                              163,896      264,018                   -        188,451
                                                          ----------   ----------           ---------     ----------
Total                                                      1,656,447    1,739,869           1,492,524      1,627,723
                                                          ==========   ==========           =========     ==========
Net income (loss)                                         $   10,263   $   35,915            ($31,387)    $  116,464
                                                          ==========   ==========           =========     ==========

Net income (loss) per share:
   Income (loss) before
   extraordinary gain                                     $      .01   $      .02              ($.03)    $      .07
   Extraordinary gain                                             -             -                .01              -
                                                         ----------    ----------          ---------     ----------
   Net income (loss)                                     $      .01    $      .02              ($.02)    $      .07
                                                         ==========    ==========          =========     ==========

FULLY DILUTED NET INCOME (LOSS) PER SHARE
-----------------------------------------
Weighted average common and equivalent shares:
Common stock                                              1,492,551     1,475,851          1,492,524      1,439,272

Common equivalent shares resulting
from dilutive stock options and
warrants (treasury stock method
using the higher of the ending
or average market price)                                    163,896       264,018                 -         246,115
                                                         ----------    ----------          ---------     ----------
Total                                                     1,656,447     1,739,869          1,492,524      1,685,387
                                                         ==========    ==========          =========     ==========

Net income (loss)                                        $   10,263    $   35,915           ($31,387)    $  116,464
                                                         ==========    ==========          =========     ==========

Net income (loss) per share:
   Income (loss) before
   extraordinary gain                                    $      .01    $      .02              ($.03)    $      .07
   Extraordinary gain                                             -             -                .01              -
                                                         ----------    ----------          ---------     ----------
   Net income (loss)                                     $      .01    $      .02              ($.02)    $      .07
                                                         ==========    ==========          =========     ==========
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